UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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DIVALL INSURED INCOME PROPERTIES 2 LIMITED PARTNERSHIP

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DIVALL INSURED INCOME PROPERTIES 2 LIMITED PARTNERSHIP

1100 Main Street, Suite 1830

Kansas City, Missouri 64105

REQUEST FOR CONSENT OF LIMITED PARTNERS

Dear Limited Partner:

IMPORTANT: Biennial Consent for Sale

During the consent process in May 2001, we expressed to you that if the majority voted against the sale (in 2001, 74% voted against the sale) that we would circulate a new consent every two years to measure the pulse of our investors’ preferences.

The two years has passed and it’s that time again. Enclosed you will find a consent form. Please read it carefully. Your Advisory Board has been supportive of a selective “pruning” of properties (through individual sales) with higher potential risk profiles with respect to future earnings. The Advisory Board, does however, believe it is prudent to hold the majority of this portfolio because of the fundamental strength of the core assets . . . namely Wendy’s. The Partnership expects a stable annual return of approximately 7% going forward, which would be difficult to replace in the current interest rate environment.

Therefore, although we are circulating consents to poll the Limited Partners, the General Partner recommends against the sale and liquidation of the Partnership.

If, however, 51% of all outstanding units vote to sell, we will move forward immediately with a competitive bid process. If we do not receive a majority vote for sale, we will continue to operate the Partnership . . . business as usual. We will also circulate a new consent in two years to again poll Limited Partner preferences.

If you do not return your vote it will be considered a vote “against” a sale.

As always, if you have questions, please feel free to contact DiVall Investor Relations at (800) 547-7686.

Your consent is important. Please sign and date the enclosed Consent Card and return it promptly in the enclosed return envelope. You may revoke your Consent in writing.

Very truly yours,

THE PROVO GROUP, INC.,

as General Partner of

DIVALL INSURED INCOME

PROPERTIES 2 LIMITED PARTNERSHIP

May 15, 2007

DIVALL INSURED INCOME PROPERTIES 2 LIMITED PARTNERSHIP

1100 MAIN STREET, SUITE 1830

KANSAS CITY, MISSOURI 64105

CONSENT STATEMENT

May 15, 2007

This Consent Statement is being furnished to holders (“Limited Partners”) of limited partnership interests (“Units”) in DiVall Insured Income Properties 2 Limited Partnership, a Wisconsin limited partnership (“Partnership”), in connection with the solicitation of written consents by the Partnership to approve a sale of all of the Partnership’s properties (the “Proposed Sale”), and to subsequently liquidate the Partnership. No meeting will be held in connection with this solicitation of consents from the Limited Partners. To be counted, a properly signed Consent Card must be received by the independent voting tabulator Phoenix American Financial Services, Inc. (the “Tabulator”) on or before June 30, 2007. Failure of a Limited Partner to return a Consent Card will constitute a vote AGAINST the Proposed Sale.

This Consent is solicited by The Provo Group, Inc. (the “General Partner”), the sole general partner of the Partnership. Solicitation of consents other than by mail may be made by telephone, facsimile or in person by regularly employed officers, agents and employees of the General Partner, who will not receive additional compensation for their efforts. The total cost of soliciting consents will be borne by the Partnership.

Only Limited Partners of record at the close of business on April 30, 2007 will be entitled to vote by executing and returning the enclosed Consent Card. A vote “FOR” the Consent will authorize the Partnership to proceed with the Proposed Sale. A Limited Partner may revoke its Consent Card at any time prior to June 30, 2007 or other conclusion of the Consent process (whichever is earlier), by mailing a properly executed Consent Card bearing a later date or by mailing a signed, written notice of revocation to the attention of the General Partner or the Tabulator. Revocation of a Consent Card will be effective upon receipt by the General Partner or the Tabulator of either (i) an instrument revoking the Consent Card or (ii) a duly executed Consent Card bearing a later date. This Consent Statement and Consent Card were first mailed to Limited Partners on or about May 15, 2007. Once the General Partner has received Consent Cards from a majority of the Limited Partners voting “FOR” the Proposed Sale or voting against the Proposed Sale, the General Partner may declare the Consent process concluded and be bound by the results of such process. In any event, unless the General Partner elects to extend the deadline, the Consent process and the opportunity to vote by returning a Consent Card, will end on June 30, 2007. Failure to return a Consent Card will be deemed a vote “AGAINST” Proposed Sale.

INTRODUCTION

General Information

The Partnership is currently engaged in the business of owning and operating its investment portfolio of commercial real estate. The Partnership currently owns 18 properties (collectively the “Properties” and individually a “Property”). All of the Properties are leased on a triple-net basis with the Partnership as lessor and the operator of a business as tenant (collectively the “Leases,” individually a “Lease”). Most of the tenants operate as fast-food, family style or casual/theme restaurants (such as Wendy’s, Applebee’s, Denny’s, etc.).

The Partnership is hereby soliciting written consents from each partner

Through this Consent process, the General Partner is seeking an indication from the Partnership’s Limited Partners whether they want the Partnership to now actively pursue a sale of all of the assets of the Partnership and the subsequent liquidation and dissolution of the Partnership.

The Partnership’s Amended and Restated Agreement of Limited Partnership provides in Section 10.2 that the General Partner may not sell substantially all of the properties without the approval of Limited Partners holding more than 50% of the Units. The total number of outstanding Units as of December 31, 2006, was 46,280.3 Units. Each Unit is entitled to one vote. There is no established trading market for the Units.

As of December 31, 2006, the Partnership had 2,045 record holders of Units in the Partnership. To the best knowledge of the General Partner, no person or group owns more than five percent of the Partnership’s outstanding Units. Neither the General Partner, nor any of its officers or directors, are the beneficial owners of any Units.

Forward-Looking Statements

This Consent Statement contains forward-looking statements. When used in this Consent Statement, the words “believes,” “anticipates,” “expects” and similar expressions are intended to identify forward-looking statements; however, not all forward-looking statements will contain such expressions. Such statements are subject to a number of risks and uncertainties. Actual results or events in the future could differ materially from those described in the forward-looking statements as a result of the inability of the general partner to find a suitable purchaser for the properties, the inability to agree on an acceptable purchase price or contract terms, a decrease in the financial performance of the properties, the discovery of an environmental condition impacting one or more of the properties, an economic downturn in the markets in which the properties are located and various other factors. The partnership undertakes no obligation to publicly release any revisions to these forward-looking statements that may be made to reflect any future events or circumstances.

BACKGROUND AND RECOMMENDATIONS OF THE GENERAL PARTNER

Background of Partnership

The Partnership is a limited partnership organized under the Wisconsin Uniform Limited Partnership Act pursuant to an Agreement of Limited Partnership dated as of November 18, 1987, and amended as of November 25, 1987, February 20, 1988, June 21, 1988, February 8, 1993, May 26, 1993 and June 30, 1994 (collectively, the “Partnership Agreement”). As of December 31, 2002, the Partnership consisted of one General Partner and 2,204 Limited Partners owning an aggregate of 46,280.3 Limited Partnership Interests (the “Interests”) acquired at a public offering price of $1,000 per Interest before volume discounts. The Interests were sold commencing February 23, 1988, pursuant to a Registration Statement on Form S-11 filed under the Securities Act of 1933 (Registration 33-18794) as amended. On June 30, 1989, the former general partners exercised their option to extend the offering period to a date no later than February 22, 1990. On February 22, 1990, the Partnership closed the offering at 46,280.3 Interests ($46,280,300), providing net proceeds to the Partnership after volume discounts and offering costs of $39,358,468.

During the Second Quarter of 1998, the General Partner received the written consent of a majority of the Partners to liquidate the Partnership’s assets and dissolve the Partnership. No buyer was identified for the Partnership’s assets, and Management continued normal operations. During the Second Quarter of 2001 (the “2001 Consent”), the Second Quarter of 2003 (the “2003 Consent”) and the Second Quarter of 2005 (the “2005 Consent”), additional consent solicitations were circulated, which if approved would have authorized the sale of the Partnership’s assets and dissolution of the Partnership. A majority of the Limited Partners did not vote in favor of the 2001, 2003 or 2005 Consents authorizing the sale of all of the assets of the Partnership. The Partnership, therefore, continues to operate as a going concern.

Description of Partnership’s Business

The Partnership is currently engaged in the business of owning and operating its investment portfolio of commercial real estate properties. The Properties are leased on a triple net basis to, and operated by, franchisors or franchisees of national, regional and local retail chains under long-term leases. The lessees are primarily fast food, family style, and casual/theme restaurants, but also include a video rental store and a child-care center. At the date of this Consent, the Partnership owned 18 properties with specialty leasehold improvements in 5 of these properties.

The original Lease terms for the majority of the Properties are generally 5—20 years from their inception. The Leases generally provide for minimum “base” rents and additional rents based upon percentages of gross sales in excess of specified breakpoints. The lessee is responsible for occupancy costs such as maintenance, insurance, real estate taxes, and utilities. Management has determined that the leases are properly classified as operating leases; therefore, rental income is reported when earned on a straight-line basis and the cost of the property, excluding the cost of the land, is depreciated over its estimated useful life.

As of April 30, 2007, the aggregate minimum operating lease payments to be received under the current operating leases for the Partnership’s properties are as follows (does not include the Sunrise Preschool- Phoenix, AZ property, which was sold in April of 2007, and the Wendy’s- 1515 Savannah Hwy., Charleston, SC property, which was reclassified as property held for sale in the First Quarter of 2007, respectively):

Year ending December 31,
2007	$1,375,727
2008	1,169,060
2009	1,126,930
2010	937,500
2011	938,500
Thereafter	4,232,277

$9,779,994

Percentage rentals included in rental income from operations in 2006, 2005, and 2004 were approximately $423,000, $425,000 and $467,000, respectively (percentage rentals from the Wendy’s- 1515 Savannah Hwy., Charleston, SC property, which was reclassified to property held for sale in March of 2007, were not included).

Nine (9) of the properties (does not include 1515 Savannah Hwy., Charleston, SC, which was reclassified as property held for sale in March of 2007) are leased to Wencoast Restaurants, Inc. (“Wencoast”), a franchisee of Wendy’s restaurants. Wencoast base rents accounted for 55% of the total 2006 operating base rents (does not include properties held for sale during 2006 and 2007).

Expenses: The General Partner believes that the expenses associated with managing the Partnership compare favorably with other partnerships managing similar portfolios in the industry. The General Partner believes that the expenses incurred by the Partnership in 2006 represent the expected level of expenses. Although the General Partner will continue to work to reduce expenses while retaining the quality of services, the General Partner does not predict significant reductions in expenses for the foreseeable future.

The Properties

As of April 30, 2007 the Partnership owned the following properties (includes property held for sale):

Acquisition Date	Expiration of Current Lease	Tenant	Location	Base Rent	Internal 12/31/06 NAV
10/10/88	06/30/18	Kentucky Fried Chicken	1014 S. St. Francis Dr. Santa Fe, NM	60,000	706,000

12/29/88	12/31/09	Popeye’s	2562 Western Ave. Park Forest, IL	77,280	687,000

Acquisition Date	Expiration of Current Lease	Tenant	Location	Base Rent	Internal 12/31/06 NAV
04/20/89	2/28/08	Daytona’a Bar & Grill	4875 Merle Hay Des Moines, IA	72,000	748,000

12/28/89	6/30/2013	Panda Buffet	2451 Columbia Rd. Grand Forks, ND	36,000	550,000

01/31/90	01/31/08	Blockbuster Video	336 E. 12th St. Ogden, UT	108,000	982,000

05/31/90	10/31/09	Applebee’s	2770 Brice Rd. Columbus, OH	135,780	2,072,000

06/15/88	01/20/13	Chinese Super Buffet	8801 N. 7th St. Phoenix, AZ	66,000	574,000

08/15/88	10/31/07	Denny’s	2360 W. Northern Ave. Phoenix, AZ	54,167	822,000

12/22/88	11/06/16	Wendy’s	1721 Sam Rittenburg Blvd. Charleston, SC	76,920	987,000

12/22/88	11/06/16	Wendy’s	3013 Peach Orchard Rd. Augusta, GA	86,160	1,056,000

02/21/89	11/06/16	Wendy’s	1901 Whiskey Rd. Aiken, SC	96,780	1,430,000

02/21/89	11/06/16	Wendy’s	l730 Walton Way Augusta, GA	96,780	1,172,000

02/21/89	11/06/16	Wendy’s	347 Folly Rd. Charleston, SC	70,200	951,000

02/21/89	11/06/16	Wendy’s	361 Hwy. 17 Bypass Mount Pleasant, SC	77,280	921,000

Acquisition Date	Expiration of Current Lease	Tenant	Location	Base Rent	Internal 12/31/06 NAV
03/14/89	11/06/16	Wendy’s	1004 Richland Ave. Aiken, SC	90,480	1,133,000

12/29/89	11/06/16	Wendy’s	1717 Martintown Rd. N. Augusta, GA	87,780	1,302,000

12/29/89	11/06/16	Wendy’s	1515 Savannah Hwy. Charleston, SC	77,280	911,000

12/29/89	11/06/16	Wendy’s	3869 Washington Rd. Martinez, GA	84,120	859,000

		Total:		$1,453,007	$17,863,000

Recent Developments

Wendy’s- 1515 Savannah Hwy., Charleston, SC Property

A letter of intent to enter a purchase agreement for the sale of the property was executed in late March of 2007. As of April 30, 2007, a sales contract was being negotiated for the sale of the property to an unaffiliated party for $1.17 million. Closing is anticipated to be during the fall of 2007 and commissions totaling 6%, which includes 3% to a General Partner affiliate, are expected to be paid. The net book value of the property at April 30, 2007, classified as property held for sale, was approximately $421,000, which included $286,000 related to land, $128,000 related to buildings and improvements, $2,000 related to deferred rent, $16,000 related to deferred lease commissions, and $11,000 related to security deposits and prepaid rent.

Sunrise Preschool- Phoenix, AZ Property

A listing agreement for the sale of the property was executed in June 2006. In early January of 2007, a sales contract was executed for the sale of the property for $1.6 million. Per notice from the Partnership, tenant, Borg Holdings, Inc. (“Borg”), had 30 days from January 16, 2007, to act upon their right of first refusal to purchase the Phoenix property, since a separate buyer entered into a real estate contract for the purchase of the property. On January 29, 2007, Borg informed the Partnership that they would be exercising their right to accept the terms of the contract for the sale of the Phoenix, AZ property. The closing date on the sale of the property was April 23, 2007 and the net sales proceeds totaled approximately $1.49 million. A net gain on the sale of approximately $867,000 will be recognized in the Second Quarter of 2007. Closing and other sale related costs amounted to approximately $105,000, which included $96,000 in sales commissions, of which $48,000 was paid to a General Partner affiliate.

Popeye’s- Park Forest, IL

As of April 30, 2007, Popeye’s is delinquent on its April and May 2006 rent obligations and property taxes escrow payments totaling approximately $13,000 and $10,000, respectively. These unpaid amounts are accrued for at April 30, 2007. As of April 30, 2007, the tenant has a $4,300 property tax escrow cash balance held with the Partnership. The Partnership has received the required June of 2006 through April of 2007 rent and property taxes escrow payments.

In the Second Quarter of 2006, Management defaulted Popeye’s for failure to meet its lease obligations, and filed for possession of the Park Forest property in the Cook County Judicial Court. The Partnership continues to pursue all legal remedies available to recover possession and terminate the Lease. Popeye’s remains responsible for monthly rent obligations and property taxes through the remainder of its Lease (expires December 31, 2009).

4785 Merle Hay Road- Des Moines, IA

Beginning in December of 2005, Management requested that Daytona’s escrow its future property taxes liabilities with the Partnership on a monthly basis. Daytona’s remains current on its property tax escrow obligations. As of April 30, 2007, escrow payments held by the Partnership totaled approximately $14,000.

Reason for Consent

In 1998, the General Partner determined for a variety of reasons, that it was in the best interest of the Limited Partners and the Partnership to attempt to sell the Properties and then liquidate and dissolve the Partnership. The General Partner solicited and obtained the consent (the “1998 Consent”) of the holders of more than fifty percent (50%) of the Units to attempt to dispose of the Properties upon certain terms.

Although the Partnership made substantial effort to market the Properties during 1998, it did not receive a bid for the Properties which met the terms of the 1998 Consent. Though the Partnership has entertained some proposals to acquire the Properties over the past several years, none met the criteria established in the 1998 Consent, nor have they been of a nature that the General Partner believed warranted seeking the approval of the Limited Partners. The General Partner believes that the 1998 Consent is so stale at this point that it no longer serves as appropriate authority to proceed with a sale, even if one were available on the terms outlined in such Consent.

The General Partner is willing to be guided by the preferences of the holders of a majority of the outstanding Units with respect to whether to actively market the Properties for the purpose of liquidating the Partnership. Thus, as it did with the 2001, 2003 and 2005 Consents, the General Partner is soliciting the Limited Partners to determine their desires with respect to such approach. If the Limited Partners do not vote in favor of the sale of the Partnership’s assets and dissolution pursuant to this Consent, the General Partner intends to seek a similar consent every two (2) years in order to remain informed as to whether the holders of Units want to dispose of the Properties and dissolve the Partnership.

If the holders of more than fifty percent (50%) of the Units vote FOR the proposed sale, the General Partner will proceed in good faith to solicit a sale of the Properties on the terms set forth below and proceed with the dissolution of the Partnership. If the Limited Partners do not authorize such sale, the General Partner will continue to manage the Partnership as a going concern and use its business judgment in an effort to enhance the value of the Partnership. Of course, the General Partner reserves the right at any time in the future, to seek the approval of the Limited Partners with respect to any disposition of all or substantially all of the Partnership’s assets if the General Partner deems such disposition to be in the best interest of the Limited Partners.

Even if the holders of a majority of the Units vote FOR the proposed sale, there is no assurance that a sale on the terms outlined can be consummated.

DESCRIPTION OF PROPOSED SALE

If more than 50% of the Units vote in favor of this Consent, the General Partner will solicit competitive bids for the purchase of all the Partnership Properties. The General Partner will attempt to obtain a fair market price for the Properties. Upon completion of the sale of the Properties, the assets of the Partnership would be distributed to the Limited Partners, net of all normal and customary costs of such sale, and other reserves as the General Partner deems appropriate (if any).

Purchase Price

The minimum purchase price for all of the Partnership Properties shall be the Total Appraised Value of the Properties (the “Minimum Purchase Price”). The last time appraisals were received was February 5, 2001. At that time, the Total Appraised Value was $21,626,500, which included the values of nine properties no longer owned by the Partnership, with an aggregate appraised value of $6,504,500. If the sale is approved, new appraisals will be secured. The internal 12/31/06 net asset value (NAV) was $19,463,000 (included properties held for sale or sold during 2007). Each Bid shall include both (i) a purchase price for all of the Properties in the aggregate, and (ii) a purchase price for each of the Properties individually.

Certain fees, costs and expenses will be incurred by the Partnership in the Proposed Sale (the “Expenses”). Such Expenses may include (i) appraisal fees (ii) title insurance fees, (iii) survey fees, (iv) legal fees, (v) brokerage fees/commissions, (vi) filing fees, and (vii) such other fees and expenses as are ordinary and necessary in connection with a large real estate transaction. The General Partner estimates such Expenses at approximately 5.5% of the Total Price.

Following the consummation of the Proposed Sale, the Partnership will incur additional expenses associated with winding up the Partnership’s affairs and liquidating its assets. Those expenses include, without limitation: (i) wind-up insurance premiums, (ii) escheat fees, (iii) legal fees, (iv) consent solicitation fees, (v) printing and postage expenses, (vi) tax preparation and audit fees, (vii) investor servicing fees, (viii) taxes, and (ix) management fees and supplies.

Effects on the Limited Partners

Advantages: There is currently no active or established trading market for Partnership Units. The values available to Limited Partners in the secondary market usually represent a discount from the value of the underlying assets of the Partnership, due in part to the lack of liquidity. The Proposed Sale would provide a manner for Limited Partners to realize the value of their Units without having to comply with the conditions and restrictions of selling its Units individually and without being subjected to the normal secondary market discount and relatively high transaction fees. Further, following liquidation and dissolution, Limited Partners would no longer be subject to any of the risk factors attendant to the operation of a portfolio of triple-net based properties.

Disadvantages: One of the reasons the General Partner advocated the liquidation of the Properties in 1998 was the remaining terms on the majority of the Leases was approaching ten (10) years. Since the values of triple-net leased properties tends to decline as the lease terms “burn off”, the General Partner felt that 1998 was an optimal time to sell. With the extension in 2000, of ten (10) of the Leases to Wendy’s franchises on favorable terms until late in 2016, the concern that the portfolio value would begin to erode in the near future was greatly reduced, as noted in the 2001, 2003 and 2005 Consents. Although the General Partner recognizes that the remaining terms on the Wendy’s leases are currently just under ten (10) years, it is also recognized that the properties are leased to a strong national chain with a good track record.

The General Partner anticipates (but does not guarantee) that the portfolio of Properties will continue to generate net distributable income in line with historical performance for at least the next seven to nine (7—9) years. This represents a cash return of approximately 7% of the Internal 12/31/06 NAV. Since the Partnership’s assets are depreciable real property, some of the distributable net income may be tax sheltered, leading to a slightly higher “after tax” rate of return. In today’s low interest rate environment, these returns compare favorably to alternative investments of similar risk profiles into which Limited Partners could re-invest their after-tax liquidation proceeds.

If the Proposed Sale is consummated, the Partnership will no longer have any interest in the Properties and therefore no longer enjoy any of the benefits of real estate ownership (e.g., no cash flow from operation, no potential benefit from future appreciation). Further, Limited Partners will be subject to capital gains taxes to the extent the net proceeds from the Proposed Sale per Unit exceeds the Limited Partners’ adjusted tax basis in each Unit.

Effect on the General Partner

The Partnership Agreement provides for the General Partner to receive up to a 3% commission (“Disposition Fee”) on the sale of any Partnership Properties if it provides a substantial portion of the services in the sales effort. If the Proposed Sale occurs, the General Partner will collect such Disposition Fee earlier than it might otherwise if the Partnership remained an ongoing concern. Conversely, the General Partner will not be entitled to future management fees following liquidation of the Partnership, but will be entitled to such management fees if the Partnership is not liquidated.

FEDERAL INCOME TAX CONSEQUENCES OF THE PROPOSED SALE

The following is a summary of the material Federal income tax consequences resulting from the Proposed Sale which may affect a Limited Partner. This summary is included solely for the information of the Limited Partners. This summary is not intended as a substitute for careful tax planning, and consequences may vary according to each Limited Partner’s individual circumstances. Therefore each Limited Partner is urged to consult his or her own tax adviser concerning the specific tax consequences of the Proposed Sale to such Limited Partner.

This summary is based on the Internal Revenue Code of 1986, as amended (“Code”), as well as the applicable existing regulations thereunder, judicial decisions and current administrative rules and practices. The following discussion does not discuss the impact, if any, state or local taxes may have on the Proposed Sale. Furthermore, no assurance can be given as to the accuracy or completeness of this summary and there can be no assurance that the Internal Revenue Service will agree with the interpretations of the Code and the regulations set forth below. Each Limited Partner should be aware that the Code and the regulations are subject to change and in some instances may be given retroactive effect.

Taxation of Partnerships in General

An entity classified as a partnership for federal income tax purposes is not subject to federal income tax. Rather, a partnership is an entity which income or loss “flows through” to the partners, who are taxed in their individual capacities on their distributive shares of partnership income, gain, loss or deductions. However, the partnership is a tax reporting entity that must file an annual return disclosing the partnership’s gain or loss. The tax treatment of partnership items of taxable income or loss is generally determined at the partnership level. However, each partner must account separately for its distributive share of the following partnership items: (1) short-term capital gains and losses, (2) long-term capital gains and losses, (3) gains and losses from sales or exchanges of property used in a trade or business or subject to involuntary conversion, (4) charitable contributions, (5) dividends for which there is a dividends-received deduction, (6) taxes paid or accrued to foreign countries and to U.S. possessions, (7) taxable income or loss, exclusive of items requiring separate computation, and (8) other items required to be stated separately either by Reg. 1.702-1 or because separate statement could affect the income tax liability of any partner, including but not limited to the following: recovery of bad debts, prior taxes, and delinquency amounts, deductible investment expenses, alternative minimum tax adjustments and tax preference items, investment interest, and any items subject to a special allocation under the partnership agreement.

Each partner is required to treat partnership items on its return in a manner consistent with the treatment of such items on the partnership return and may be penalized for intentional disregard of the consistency requirement. Each partner must account for its distributive share of partnership taxable income or loss in computing its income tax, whether or not any actual cash distribution is made to such partner during its taxable year. Such consistency requirement may be waived if the partner files a statement (IRS Form 8082) identifying the inconsistency or shows that it resulted from an incorrect schedule furnished by the partnership.

Basis of Partnership Interests

A partner’s basis in its Unit is equal to its cost for such Unit, (i) reduced by its allocable share of partnership distributions, taxable losses and expenditures of the partnership not deductible in computing its taxable income and not properly chargeable to its capital account, and (ii) increased by its allocable share of partnership taxable profits, income of the partnership exempt from tax and additional contributions to the partnership. For purposes of determining basis, an increase in a partner’s share of partnership liability is treated as a contribution of money by that partner to the partnership. Conversely, a decrease in its share of partnership liability is treated as distribution of money from the partnership. Generally, a partner may not take recourse liability into account in determining its basis except to the extent of any additional capital contribution it is required to make under the partnership agreement. However, if a partnership asset is subject to a liability for which no partner has any personal liability, in general, the partner’s allocable share of the nonrecourse liability will be taken into account to determine basis.

Effect of the Proposed Sale

The Proposed Sale will be a taxable event to the Limited Partners. Gain or loss on a sale generally will be measured by the difference between the net amount realized (after deducting ordinary and necessary expenses of the sale) and the adjusted basis of the assets that are sold. Generally the amount realized is the sum of any money received, plus the fair market value of any property received, plus the amount of liability from which the Partnership is discharged as a result of the sale. The adjusted basis of property is generally the basis on the day the property was acquired less deductions, allowed or allowable, for depreciation.

A substantial portion of the assets to be sold, including building, land and equipment, which were held for more than one year, are expected to be treated as “Code Section 1231 assets.” Code Section 1231 assets are property used in the trade or business of a character which is subject to the allowance for depreciation, held for more than one year, and real property used in the trade or business held for more than one year. Gains or losses from the sale of Code Section 1231 assets would be combined with any other Code Section 1231 gains or losses incurred by the Partnership in that year, and the Code Section 1231 gains or losses would be allocated to the Limited Partners as provided in the Partnership Agreement.

Effect of Liquidation

Generally, upon the liquidation of a partnership, gain will be recognized by and taxable to a partner to the extent the amount of cash distributed to it exceeds the partner’s basis in its Unit at the time of distribution. Any gain or loss which a Limited Partner recognizes from a liquidating distribution is generally taxed as capital gain or loss. However, any income or loss received from the normal operations of the partnership during the year of liquidation may constitute ordinary income or loss.

Any capital gain or loss will be treated as long-term if the Limited Partner has held its Units for more than twelve (12) months when the liquidation is consummated. For non-corporate limited partners, long-term capital gains are generally taxed at a 15% rate. This rate may be 5% if a Limited Partner is in the 10% or 15% tax bracket. If the Limited Partner has held its Units for less than a year, any gain will be a short-term capital gain. Short-term capital gains are taxed as ordinary income. Capital losses generally are deductible only to the extent of capital gains plus, in the case of a non-corporate Limited Partner, up to $3,000 of ordinary income. Capital losses realized upon the liquidation may be utilized to offset capital gains from other sources and may be carried forward, subject to applicable limitations. If the selling partner has a basis of zero and a deficit or negative capital account, it also realizes additional capital gain to the extent that it has been relieved of its obligation to repay the deficit.

Although the sale of a partnership interest generally gives rise to capital gain or loss, amounts received by a partner allocable to its share of unrealized receivables or substantially appreciated inventory may constitute ordinary income or loss. The term “unrealized receivables” includes any rights to income that have not been included in gross income under the method of accounting employed by the partnership (Reg. 1.751-1(c)).

Exempt Employee Trusts and Individual Retirement Accounts

Tax-exempt organizations, including trusts which hold assets of employee benefit plans, although not generally subject to federal income tax, are subject to tax on certain income derived from a trade or business carried on by the organization which is unrelated to its exempt activities. However, such unrelated business taxable income does not in general include income from real property, gain from the sale of property other than inventory, interest, dividends and certain other types of passive investment income that is derived from “debt-financed properties” as defined in Section 514 of the Code. Further, if, as the Partnership believes, the Properties are not characterized as “inventory,” and are not held primarily for sale to customers in the ordinary course of the Partnership’s business, the income from the sale of the Properties should not constitute unrelated business taxable income. Finally, the Partnership’s temporary investment of funds in interest-bearing instruments and deposits also should not give rise to unrelated business taxable income.

THE FOREGOING ANALYSIS CANNOT BE, AND IS NOT INTENDED AS, A SUBSTITUTE FOR CAREFUL TAX PLANNING. LIMITED PARTNERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THEIR OWN TAX SITUATIONS. THIS TRANSACTION MAY AFFECT SEVERAL FEDERAL TAXES, INCLUDING, BUT NOT LIMITED TO, INCOME AND ESTATE TAXES.

DISTRIBUTION UPON LIQUIDATION OF THE PARTNERSHIP

Upon completion of the Proposed Sale, the Partnership will be dissolved and its business wound up in accordance with Article VIII of the Partnership Agreement. The sale proceeds, after establishing any necessary cash reserves to cover liabilities, will be distributed to the Limited Partners and the General Partner in the manner set forth in the Partnership Agreement, although the distribution to the General Partner is expected to be limited to the minimum amount necessary to cover its tax obligations on its portion of the Partnership’s income resulting from the liquidation. The General Partner will attempt to obtain commercial insurance covering liabilities which the Indemnification Trust was established to cover. If such insurance is available, the Partnership will use proceeds from the Indemnification Trust to purchase such insurance coverage and the balance of the Indemnification Trust will be distributed with the sale proceeds during liquidation. If such insurance coverage is unavailable at a reasonable cost, the Indemnification Trust will be maintained for a period past termination of the Partnership in keeping with terms of such Indemnification Trust, and the proceeds will be subsequently distributed to the Limited Partners.

REGULATORY REQUIREMENTS

Other than the requirement under Wisconsin law that the Partnership file a Certificate of Cancellation to dissolve the Partnership, there are no federal or state regulatory requirements that apply to the Proposed Sale.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The following document and its exhibits filed by the Partnership with the Securities & Exchange Commission are hereby incorporated in this Consent Statement by reference:

Annual Report on Form 10-K for the fiscal year ended December 31, 2006 (“Form 10-K”).

All reports and other documents filed by the Partnership after the date of this Consent Statement pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities and Exchange Act of 1934 and prior to the final date on which written consents may be received shall be deemed to be incorporated by reference herein and to be a part hereof from the dates of filing of such reports or documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Consent Statement to the extent that a statement contained herein or in another document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Consent Statement.

DIVALL INSURED INCOME PROPERTIES 2 LIMITED PARTNERSHIP,

a Wisconsin Limited Partnership

CONSENT OF LIMITED PARTNER TO SALE OF

ALL OF THE PARTNERSHIP’S PROPERTY

The undersigned Limited Partner acknowledges receipt of the Consent Statement dated May 15, 2007 respecting the proposed sale of the Partnership’s properties and the subsequent liquidation of the Partnership. The undersigned Limited Partner understands that the General Partner is seeking an indication of the Limited Partner’s desire to initiate a sale of all of the Partnership’s properties to one or more buyers.

The General Partner recommends a vote AGAINST a sale of the Partnership’s properties.

THIS PROPOSED SALE OF THE PARTNERSHIP’S PROPERTIES REQUIRES THE APPROVAL BY THE HOLDERS OF MORE THAN 50% OF THE OUTSTANDING UNITS OF THE PARTNERSHIP.

PLEASE CHECK THE APPROPRIATE BLANK BOX BELOW IN BLUE OR BLACK INK TO INDICATE YOUR VOTE ON THIS MATTER.

Consent to the Sale of the Partnership’s Properties: proposal to authorize the General Partner to sell all of the Partnership’s properties at such prices set forth in the May 15, 2007 Consent Statement and upon such terms as the General Partner shall determine. Approval of a sale of the Partnership’s properties will also be deemed a consent to the termination and dissolution of the Partnership.

FOR ☐    AGAINST ☐    ABSTAIN ☐

	_	Date:
Signature of Unit Holder

_
Print Name

[LABEL]

	_	Date:
Signature of Unit Holder, if held jointly

_
Print Name

PLEASE SIGN EXACTLY AS YOUR NAME APPEARS ON THE ABOVE LABEL REPRESENTING YOUR LIMITED PARTNERSHIP INTEREST. WHEN SUCH INTEREST(S) ARE HELD BY JOINT TENANTS, BOTH SHOULD SIGN. WHEN SIGNING AS AN ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE OF SUCH. IF A CORPORATION, PLEASE HAVE SIGNED IN FULL CORPORATE NAME BY THE PRESIDENT OR OTHER AUTHORIZED OFFICER. IF A PARTNERSHIP, PLEASE HAVE SIGNED IN THE PARTNERSHIP’S NAME BY AN AUTHORIZED PERSON.